Exhibit 21
Indevus Pharmaceuticals, Inc.
Subsidiaries of the Registrant

Name of Subsidiary	State of Incorporation
CPEC LLC	Delaware
InterNutria, Inc.	Delaware
IPI Management Corp.	Massachusetts